Exhibit 10.34

THE PORTIONS OF THIS EXHIBIT 10.34 MARKED "*********" HAVE BEEN
OMITTED HEREFROM AND CONFIDENTIALLY FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER
THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.



                  PARTICIPATION AGREEMENT


                      By and Between



    McMoRan Oil & Gas LLC and Halliburton Energy Services, Inc.




TABLE OF CONTENTS


Description	Page

Article 1 - Subject Matter, Definitions, Exhibits and Construction
	1.1	Purpose	2
	1.2	Defined Terms	2
	1.3	Exhibits	6
	1.4	Rules of Construction	7

Article 2 - Term of Participation Agreement	7

Article 3 - Services Agreement
	3.1	MOXY Obligation to Use HES Services; Exceptions	7
	3.2	Market Rates; Prevailing Terms and Conditions	8
	3.3	MOXY Audit Rights	10

Article 4 - Integration of HES Technical Personnel
	4.1	Integration of HES Personnel	10
	4.2	MOXY to Provide Office Space, Equipment; Conditions Binding
		HES Personnel	11
	4.3	HES/MOXY Master Consulting Agreement	11

Article 5 - Participation Provisions
	5.1	Eligible Properties	11
	5.2	Identification and Development of Prospects	11
	5.3	Designation of Prospect, Election Point Notification	12
	5.4	Exercise of Option, Issuance of Acceptance	13
	5.5	HES Share of Prospect Costs and Revenues	13
	5.6	Form of Operating Agreement, Elections by Parties	16
	5.7	HES's Interest Not Reduced 17
	5.8	HES's Obligations Regarding Prospects in Which it Has
		Declined to Participate	18
	5.9	Nature of HES's Interest	18
	5.10	Drainage 	19

Article 6 - Guaranty Provisions
	6.1	Halliburton Guaranty of Tranche B Indebtedness	19
	6.2	Amount Guaranteed	20
	6.3	Reimbursement Obligations	21
	6.4	Information to be Provided by MOXY to Halliburton	21
	6.5	When Guaranty Amount Reduces to Zero; Election Rights Terminate	21
	6.6	Halliburton Acknowledgement	21
	6.7	Legal Opinion	22
	6.8	Certificate to be Delivered to Agent	22
	6.9	Representations and Warranties	22
	6.10	Covenant With Respect to Brazos A-19	22
	6.11	Covenant Relating to Brazos A-19 Non-Consent Options	22

Article 7 - Media Releases	23

Article 8 - Confidentiality
	8.1	Confidentiality Obligations	24
	8.2	Speculative Seismic Data	25

Article 9 - Governing Law	25

Article 10 - Force Majeure	25

Article 11 - Dispute Resolution	25

Article 12 - Termination
	12.1	Termination	26
	12.2	Loss of Rights to Eligible Properties	26

Article 13 - Indemnity	26

Article 14 - No Warranty	27

Article 15 - General Provisions
	15.1	Further Actions	27
	15.2	Amendments	28
	15.3	Other Rights, Remedies Reserved	28
	15.4	Waiver	28
	15.5	Severability	28
	15.6	Entire Agreement	28
	15.7	Further Assurances	28
	15.8	Surviving Obligation	28
	15.9	Conflict of Terms	29
	15.10	Notices	29
	15.11	Change of Address	29
	15.12	Tax Consideration	30
	15.13	Expenses	30
	15.14	No Assignment	30
	15.15	Consequential Damages	30
	15.16	Counterparts	30

Signatures		31




                  					PARTICIPATION AGREEMENT


	THIS PARTICIPATION AGREEMENT ("Agreement"), is made and entered into this ____ day of June, 2000, by and between McMoRan Oil & Gas LLC, a Delaware limited liability company ("MOXY") and Halliburton Energy Services, Inc., a Delaware corporation ("HES"). MOXY and HES are sometimes hereinafter referred to individually as "Party" and/or collectively as "Parties". Halliburton Company, a Delaware corporation ("Halliburton") joins herein solely for the purpose of agreeing to the provisions of Article 6 of this Agreement.

WITNESSETH:

	WHEREAS, MOXY is in the business of exploring for, developing, and producing oil and gas in the Gulf of Mexico and other areas; has demonstrated an ability to locate and develop commercial quantities of hydrocarbons; and is willing to commit financial and personnel resources now and in the future to explore for and develop commercial quantities of hydrocarbons;

	WHEREAS, HES is in the business of providing services in connection with the exploration, development, and production of oil and gas;

	WHEREAS, MOXY has expressed an interest in securing HES services in connection with its exploration, development and production activities; has expressed an interest in engaging HES technical personnel in connection with the evaluation of certain oil and gas prospects; and, further, is willing to grant HES the option to participate in certain oil and gas prospects that MOXY determines to be capable of commercial development;

	WHEREAS, Halliburton, the parent company of HES, in return for these agreements and commitments by MOXY, is willing to guaranty a revolving credit facility that MOXY intends to enter into with Lenders and, further, HES and its Affiliates are willing to provide services and products to MOXY at market rates, all on the terms more particularly set forth below; and

	WHEREAS, the Parties and Halliburton want to establish their understanding with respect to (i) the terms and conditions under which MOXY will engage HES's services; (ii) the terms and conditions under which HES will provide MOXY certain technical personnel; (iii) the terms and conditions under which HES may elect to participate in certain development prospects that MOXY identifies; and (iv) the Guaranty that Halliburton will provide for a revolving credit facility in favor of MOXY.

	NOW THEREFORE, for and in consideration of the mutual advantages and benefits accruing to the Parties and Halliburton, the sufficiency of which is hereby acknowledged, the Parties and Halliburton agree as follows:


ARTICLE 1
SUBJECT MATTER, DEFINITIONS, EXHIBITS AND CONSTRUCTION

1.1	Purpose

	The purpose of this Agreement is to create an arrangement whereby MOXY and HES each benefit from the particular resources and capabilities of the other. HES and its Affiliates will provide Services to MOXY, at market rates, in connection with MOXY's conduct of its oil and gas operations. HES will also assign personnel to the integrated team described in Article 4 in order to assist MOXY with its exploration, development and producing operations, to the extent that these exploration, development and producing operations relate to Eligible Properties and Prospects hereunder. MOXY will provide HES with the option of participating in oil and gas Prospects that MOXY proposes to develop as hereinafter provided. Also, Halliburton will guarantee the Tranche B Credit Facility to MOXY thereby assisting MOXY in the funding of its oil and gas activities. The matters described in this
Section 1.1 are subject to all of the following terms and conditions of this Agreement.

1.2	Defined Terms

	For the purpose of this Agreement, including the Exhibits, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.2 have the meanings assigned to them herein and the capitalized terms defined elsewhere in the Agreement by inclusion in quotation marks and parentheses have the meanings so ascribed to them. Additionally, capitalized terms used in Article 6 shall have the meanings assigned to them in the Tranche B Credit Facility, which agreement is defined in Section 6.1(a).

(a)	"Acceptance" shall mean HES's formal commitment to participate in a
Prospect in response to an Election Point Notification, as further described in Section 5.4(a).

(b) 	"Affiliate" shall mean, with respect to any Party, any other entity directly or indirectly controlling or controlled by, or under common control with, such Party. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as applied to any Party, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Party, whether through ownership of voting securities, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company means ownership of more than fifty percent (50%) of the voting stock in such corporation or of the voting interest as a partner in such partnership or as a member of such limited liability company.

(c) 	"Aggregate Investment Proceeds" shall mean (i) any and all cash raised by MMR or MOXY following March 24, 2000 from the sale of equity securities,
(ii) loans to MMR or MOXY that are subordinated to the Tranche B Credit Facility, or (iii) proceeds or financial commitments from the MOXY Program Participants and Laid Off Interest Participants with respect to the exploration, development or production of oil, gas and other hydrocarbons (but excluding the expenditures or commitments of any other party). For purposes of determining when certain financial commitments by MOXY Program Participants and Laid Off Interest Participants qualify as Aggregate Investment Proceeds, the following rules shall apply: (A) As to any MOXY Program Participant that
(x) has discretion with regard to those prospects or properties in which they will participate and (y) has made a firm financial commitment to participate in certain prospects or properties, such financial commitment shall qualify as Aggregate Investment Proceeds as of the date that the MOXY Program Participant makes such financial commitment; and (B) As to the financial commitment of any Laid Off Interest Participant, the financial commitment shall qualify as Aggregate Investment Proceeds (x) on the date of the financial commitment, for any prospect in which an exploration well is scheduled to be spudded within six months of the date of such commitment or for any prospect in which an exploration well has been drilled, and (y) on the date of expenditure, for any prospect in which an exploration well is scheduled to be spudded more than six months following the date of such commitment. For purposes of determining whether the proceeds or financial commitments raised under item (iii) above qualify as Aggregate Investment Proceeds, the Parties agree that: (i) such proceeds or commitments must be dedicated to (a) exploration activities conducted during the Term hereof and/or (b) development activities the cost of which is to be incurred during the Term hereof, and (ii) the agreements with respect thereto must be in writing.

(d) 	"Development Plan" shall mean the plan describing the activities and operations that MOXY anticipates for the development of a Prospect, as further described in Section 5.3(b).

(e) 	"Election Point" shall mean, with respect to any Prospect, the date on which HES receives the written proposal of MOXY for the development of the oil, gas or other hydrocarbons that have been identified by an Initial Test Well.

(f) 	"Election Point Notification" shall mean the written notice for each Prospect that MOXY issues to HES, described in Section 5.3.

(g) 	"Eligible Properties" shall have the meaning ascribed to such term in
Section 5.1.

(h)  	"Established Book Prices" shall mean the most recent list of prices and rates for products and services as issued on a regular basis in that certain publication entitled Halliburton Price Schedule, General Price Update or its successor publication.

(i)	"Guaranty" shall mean that guaranty described in Article 6.

(j)	"HES/MOXY Master Service Contract" shall mean the Master Service
Contract being entered into simultaneously with the execution of this Agreement by HES and MOXY pursuant to the provisions of Article 3 of this Agreement.

(k)	"HES/MOXY Master Consulting Agreement" shall mean the Master
Consulting Agreement being entered into simultaneously with the execution of this Agreement by HES and MOXY pursuant to the provisions of Article 4 of this Agreement.

(l)  	"HES Share" shall mean, with respect to those Prospects and operations as to which HES elects to participate, the percentage of exploration, development, and operating costs and expenses which HES shall pay and the percentage of gross revenues to which HES shall be entitled, subject to the provisions of Section 5.6(b). The term "HES Share" applies to five specific categories of costs and revenues: acquisition and exploration costs and expenses, as described in Section 5.5.1; development costs and expenses before Prospect Pay-Out, as described in Section 5.5.2(a); development costs and expenses after Prospect Pay-Out, as described in
Section 5.5.2(b); revenues before Prospect Pay-Out, as described in Section 5.5.3(a); and revenues after Prospect Pay-Out, as described in Section 5.5.3(b). Exhibit "D" gives two illustrations of how the HES Share is computed, with respect to each of these categories.

(m) 	"Initial Participation Payment" shall mean those costs and expenses for which HES is required to reimburse MOXY pursuant to Section 5.5.1.

(n) 	"Initial Test Well" shall mean any and all exploratory test wells
(including any substitute wells, replacement wells or additional wells) to identify a Prospect, drilled by MOXY or in which MOXY participates, prior to the Election Point.

(o)	"Laid Off Interest Participant" shall mean a party other than a
MOXY Program Participant: (i) which agrees to bear a portion of MOXY's or the MOXY Program Participants' exploration costs of a particular prospect on a promoted or non-promoted basis where MOXY or the MOXY Program Participants continue to hold a working interest and participate in such exploration activity or (ii) which does not participate in the exploration activity but which agrees to bear all or a portion of MOXY's or the MOXY Program Participants' development costs of a particular prospect on a promoted or non-promoted basis where MOXY or the MOXY Program Participants continue to hold a working interest or a post-payout working interest following recoupment of such development costs.

(p) 	"Lenders" shall mean those lenders under the Tranche B Credit Facility, as further described in Article 6.

(q) 	"Letter of Intent" shall mean the agreement, effective March 24,
2000, by and between MOXY, MMR and Halliburton. The Letter of Intent anticipated and provided for this Participation Agreement.

(r) 	"Market Rates"  shall have the meaning set forth in Section 3.2.

(s)	"MMR"  shall mean McMoRan Exploration Co., a Delaware corporation.

(t) 	"MOXY Program Participants" shall mean MOXY and those other parties participating through MOXY on a program-type basis in a significant portion of MOXY's exploration activities at the time an Initial Test Well is drilled, and specifically excluding the Laid Off Interest Participants.

(u) 	"Operating Agreement" means that form of Operating Agreement which is attached hereto as Exhibit "E".

(v) 	"Participation Agreement" shall mean this Agreement, including all
Exhibits.

(w) 	"Plugging and Abandonment" means the plugging, replugging, abandonment, removal, disposal, seafloor restoration and remediation obligations which are required for wells drilled or other operations conducted pursuant to this Agreement and the applicable Operating Agreement or Alternative
Operating Agreement hereunder. Such obligations shall include, but not be limited to, all necessary and proper plugging and abandonment and/or removal and disposal of the wells, structures, and equipment located on or associated therewith, the necessary and proper capping and burying, if required, of all associated flow lines, and any necessary disposal of all materials, including, but not limited to, all hazardous and non-hazardous materials and naturally occurring radioactive material.

(x) 	"Prospect" shall mean a certain portion(s) of the area covered by an oil and gas lease(s) or mineral interest(s), described by vertical and horizontal boundaries (i.e. such as a cube) that encompasses those discrete geological formations and structures that MOXY, based on a reasonable interpretation of geological and geophysical data, encounters in an Initial Test Well and which MOXY identifies and proposes, during the Term of this Agreement, to develop in accordance with this Agreement, it being understood that such Prospect shall reasonably encompass all oil and gas reserves that are anticipated to be developed pursuant to the Development Plan for such Prospect; provided, however, if pursuant to the provisions of Section 5.4 HES elects not to participate in one or more of the exploration wells (including the associated incremental facilities) described in the Development Plan for a Prospect, then such Prospect area will be limited to the area(s) of the reservoir(s) discovered by the Initial Test Wells and to be developed by the development wells in the Development Plan and the areas of the reservoirs discovered in the exploration well(s) in which HES has elected to participate. MOXY shall not be obligated to issue an Election Point Notification with respect to (i) those MOXY-owned working interests that contain commercial reserves of oil or gas that MOXY has identified prior to the effective date of this Agreement as listed in Exhibit "B", and (ii) any oil and gas rights that MOXY acquires following the effective date of this Agreement, the value of which at the time of acquisition is primarily associated with the value of the oil and gas reserves thereon that are proved and probable.

(y) 	"Prospect Pay-Out" shall mean, with respect to any Prospect, 7:00 a.m.
on the day following the date on which HES has recovered from the proceeds of the sale of HES's share of oil, gas, and other hydrocarbons produced from the Prospect, after deduction of:

(i)	royalties, overriding royalties, net profits interests and other such burdens that also affect the interests of the MOXY Program Participants;

(ii) 	lease operating expenses (including, but not limited to, processing, handling, and transportation fees and charges); and

(iii) 	severance, ad valorem and other similar taxes,

an amount equal to one hundred percent (100%) of the following costs that HES incurs on the Prospect, namely (x) the Initial Participation Payment;
y) the additional costs and expenses of drilling, testing and completing the Initial Test Well, and the costs and expenses of drilling, testing and completing all wells in which HES has participated; and (z) the costs and expenses of purchasing, constructing, installing, and operating all platforms, jackets, caissons, pipelines, and other facilities, machinery, equipment, and supplies used in producing oil, gas, and other hydrocarbons from the Prospect (or a reasonably allocable share of such costs and expenses, as appropriate, if any such items are serving Prospect wells and any other wells), less the amount of any credits or payments that HES may receive or be credited with as a result of insurance recoveries, the conduct of audits, and other credit items related thereto. The inclusion of the costs and expenses described in items (y) and (z) above shall be subject to the provisions of Section 5.6(b).

(z) 	"Reimbursement Obligations" means the obligations of MOXY to HES pursuant to Section 6.3(a).

(aa) 	"Security" shall mean a first priority lien on MOXY's right, title and interest in and to Lease OCS-G 3936 covering Brazos Block A-19.

(bb) 	"Services" or "HES Services" shall mean the oilfield products and services provided by HES and its Affiliates, as further described in Article 3 and in the HES/MOXY Master Service Contract.

(cc) 	"Shortfall" is a capitalized term used in Article 6 and has the meaning assigned to it in the Tranche B Credit Facility referred to therein.

(dd) 	"Term" shall have the meaning ascribed to it in Article 2.

(ee) 	"Tranche B Credit Facility" shall mean that revolving credit facility that MOXY establishes with the Lenders, as further described in
Article 6. The principal balance of the Tranche B Credit Facility shall not exceed an outstanding balance of the amount described in
Section 6.1(a).

1.3  	Exhibits

The following Exhibits are attached hereto and incorporated herein by reference:

(a)	Exhibit "A" - Schedule of Existing Agreements That Prevent or Restrict
MOXY From Using HES Services

(b)	Exhibit "B" - Schedule of Properties Containing Commercial Reserves,
As of the Date of This Participation Agreement.

(c)	Exhibit "C" - Form of  Election Point Notification and List of
Materials

(d)	Exhibit "D" - Example Computations of the HES Share

(e)	Exhibit "E" - Form of Operating Agreement

(f)	Exhibit "F-1" - Form of Deed of Trust (Texas)

(g)	Exhibit "F-2" - Form of Mortgage (Louisiana)

(h)	Exhibit "G-1" - Form of Financing Statement (Texas)

(i)	Exhibit "G-2" - Form of Financing Statement (Louisiana)

(j)	Exhibit "H" - Dispute Resolution Procedure

1.4  	Rules of Construction

For purposes of this Agreement:

(a)	Unless the context otherwise requires: (1) "or" is not exclusive;
(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles generally accepted in the United States of America; (3) words in the singular include the plural, and words in the plural include the singular; (4) words in the masculine include the feminine, words in the feminine include the masculine and words with appropriate correlative meanings include such correlative meanings; (5) any date specified for any action that is not a business day shall be deemed to mean the first business day after such date; (6) reference to a person includes such person's successors and assigns and, in the case of governmental bodies, persons succeeding to their respective functions and capacities; and (7) any amounts due or payable under this Agreement shall be paid in United States currency.

(b)	References to "Articles" and "Sections" are, unless otherwise specified, to the articles and sections of this Agreement. Neither the captions to Articles or Sections thereof nor the Table of Contents shall be deemed to be a part of this Agreement but are added for convenience only.

(c)	References herein to any other agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to the same as it may from time to time be changed, modified, supplemented, amended or extended.


ARTICLE 2
TERM OF PARTICIPATION AGREEMENT

The Term of this Agreement shall run from March 24, 2000, the effective date of the Letter of Intent, through December 31, 2003, unless terminated sooner in accordance with Article 12 or extended by mutual agreement of the Parties (such period of time being referred to as the "Term").


ARTICLE 3
SERVICES AGREEMENT

3.1	MOXY Obligation to Use HES Services; Exceptions
(a)  	Where MOXY acts as operator of an oil and gas property, MOXY will use HES Services exclusively during the Term hereof, provided that MOXY shall not be required to utilize HES Services with respect to any service or product which
(i) 	HES does not generally provide in the Gulf of Mexico and the Gulf
Coast area;
(ii) 	HES is unwilling or unable to deliver within a time frame which is reasonably acceptable to MOXY;
(iii) 	is not in the best interest of economic and efficient recovery of hydrocarbons, it being understood that the determination of the existence of this condition shall not be based primarily on pricing considerations;
(iv) 	in MOXY's opinion, unless substantiated otherwise by HES in written materials, will or has the potential to result in substandard performance or higher costs which could adversely impact either productivity or financial performance;
(v) 	has been proven to result consistently in substandard well productivity and performance, or substandard wellbore evaluation;
(vi) 	is experimental or untested; or

(vii)	applies to specific tasks to the extent of: (a) any existing agreements that bind MOXY to use other products or services or limit or prohibit the use of HES Services as provided herein (being those agreements listed on Exhibit "A"), and (b) any new agreements entered into by MOXY on new prospects, that limit or prohibit MOXY from utilizing HES Services; provided, however, MOXY will use commercially reasonable efforts to obtain waivers of such limitations and prohibitions wherever practicable, and MOXY will not enter into new alliances with service providers that conflict with the commitment made by MOXY under this
Article 3 to utilize HES Services. HES certifies that based on its knowledge of the market, the Market Rates provided for herein are fully competitive. MOXY believes that these Market Rates will satisfy its obligation under the Texaco Joint Operating Agreement and other agreements to use competitive rates (or similar general term) for products and services. MOXY further agrees to use good faith efforts to uphold such rates as competitive in any third party audits or claims where the competitive nature of such pricing is an issue. The agreement of MOXY as expressed above is not applicable to major construction or other similar projects that are subject to requirements calling for the use of formal bidding procedures.
	(b)	Notwithstanding the provisions of Section 3.1(a) above,
where MOXY acts as operator of an oil and gas property and plans to conduct a drilling or other operation pursuant to a turnkey-type contract, MOXY shall specify the use of HES Services under such turnkey-type contract unless the use of such HES Services will have a material adverse impact on the overall attractiveness of such turnkey-type contract, it being understood that overall value as well as pricing shall be taken into consideration.

3.2	Market Rates; Prevailing Terms and Conditions

	HES and its Affiliates shall invoice MOXY for HES Services on the basis of Market Rates, as follows:

(a)	For all oilfield services (including but not limited to all wellbore services) that Halliburton Energy Services (or other HES Affiliates) routinely provides and that satisfy the requirements of Section 3.1, the term "Market Rates" means Halliburton Energy Services' Established Book Prices for the general area where the work is being performed (e.g., the Gulf of Mexico, onshore Louisiana/Texas Gulf Coast, etc.), less *********. The oilfield services covered by this subparagraph
(a) are listed in Part I of Exhibit "A" to the HES/MOXY Master Service Contract. The ******* discount percentage for these oilfield services using the above described Market Rates definition, for the period from the effective date hereof through June 30, 2000, shall be as set forth on Part I of Exhibit "A" to the HES/MOXY Master Service Contract.
HES shall provide MOXY, within thirty (30) days following the end of each calendar quarter, with an update on the ******** discount for all such oilfield services, in accordance with the above described Market Rates definition, together with a written certification as to the correctness of such discounts by a vice-president of Halliburton Energy Services. Such discounts shall be effective as of the first day of the second calendar month of the quarter in which the update is provided. Part I of Exhibit "A" to the HES/MOXY Master Service Contract shall be revised periodically to reflect changes in the listed Services and other modifications, as appropriate.

	(b)	For all other Services that HES or its Affiliates provide and that satisfy the requirements of Section 3.1, the term "Market Rates" means the current competitive market rate *******, mutually agreed upon by HES, or its designee, and MOXY, for the applicable Service. A listing of these Services as contemplated at the time of execution of this Agreement, as well as the Market Rates for these Services, for the period from the effective date hereof through June 30, 2000, shall be as set forth in Part II of Exhibit "A" to the HES/MOXY Master Service Contract. These Market Rates will be renegotiated on a semi-annual basis (unless otherwise mutually agreed) using the Market Rates standard described in this subparagraph
(b). With respect to any Services not listed in Part II of Exhibit "A" to the HES/MOXY Master Service Contract, the Parties will negotiate a competitive Market Rate for such Service at the time MOXY proposes the use of the unlisted product or service. The rates recited in Part II of Exhibit "A" to the HES/MOXY Master Service Contract shall be revised whenever necessary to reflect all changes as provided for herein.

	With respect to the negotiation of Market Rates described in subparagraph (b) of this Section 3.2, HES and its Affiliates will act in good faith with respect to the use of their knowledge of competitive market rates that will exist from time to time during the Term, it being intended that the Market Rates determined under Section 3.2(b) will generally be at least as favorable to MOXY as the Market Rates determined under Section 3.2(a) for oilfield services. Notwithstanding the provisions of this Article 3, should the Parties fail to agree, after good faith negotiations, on a negotiated or renegotiated Market Rate under this Section 3.2(b) for particular Services of HES or any of its Affiliates (including Brown & Root Energy Services), then MOXY shall not be obligated to use such Services for the applicable semi-annual period(s).

(c)	Except as otherwise provided herein, the terms and conditions governing the performance of services by HES pursuant to this Article 3 are set forth in the HES/MOXY Master Service Contract. In the event services are required of Affiliates of HES, the terms and conditions of the HES/MOXY Master Service Contract shall be applicable to such services pending the execution of a separate master services agreement with such Affiliates, it being understood, however, that such Affiliate master services agreement shall contain substantially the same terms and conditions as the HES/MOXY Master Service Contract including application of Market Rates. Notwithstanding the above, if the services to be provided are of the type that customarily are covered by an agreement designed to address the particular (and usually more complex) requirements for that type of service, such as fabrication and installation services, unusually hazardous services and turnkey services, where a master services agreement is not customarily utilized, then the parties will utilize a mutually acceptable form of agreement specifically addressing the particular requirements for that service.

3.3	MOXY Audit Rights

MOXY will have the right, not more frequently than once per calendar quarter, to engage an independent auditing firm (i) to audit the rates and conditions that HES is charging for HES Services; and (ii) to verify whether these rates and conditions are consistent with the terms of this Agreement, including but not limited to the requirements of Section 3.2; provided, however, such audit and verification of the Market Rates established by negotiation pursuant to Section 3.2(b) hereof shall not include any examination or audit of *********. The Parties agree that MOXY has the right to utilize the same independent auditing firm that MOXY uses to audit its own records to conduct the above-described audit. HES may require the firm conducting such audit to agree to treat as confidential and not disclose to MOXY *********. Upon completion of any such audit, the independent auditor shall issue its report to MOXY and HES. In the event the independent auditor determines that HES is not invoicing MOXY at rates or offering conditions consistent with the terms hereof, the independent auditor shall, following consultations with MOXY, advise the Parties of the value of the price discrepancy and the details of the inconsistency. In such event, HES shall have fifteen (15) days following receipt of such advice from the auditors to either: (i) correct the discrepancy through a payment to MOXY and, as appropriate, provide amendments to the applicable service or supply agreements containing an appropriate adjustment of contractual conditions, or (ii) notify MOXY in writing that it contests the findings of the auditor including a detailed list of the items contested and an appropriate explanation of the reasons for its disagreement. In the case of a contest under (ii) above, the Parties will use diligent efforts to promptly and fully resolve the contested items. The same procedures for corrections or notifications that are described above shall apply to MOXY in the event the independent auditor determines that a discrepancy exists in favor of HES.


ARTICLE 4
INTEGRATION OF HES TECHNICAL PERSONNEL

4.1	Integration of HES Personnel

MOXY and HES will develop an organizational structure involving MOXY and HES employees to manage the tasks associated with exploration, development and producing operations on Prospects and Eligible Properties. MOXY and HES will work together in an integrated team approach on a mutually agreed basis, provided that MOXY shall maintain overall authority concerning all operations and activities relating to such Eligible Properties and Prospects. The provisions of this Article 4 shall apply solely to the utilization of the HES personnel described in this Article 4 and not to the personnel of HES and its Affiliates as described in Article 3 and the HES/MOXY Master Service Contract.

4.2	MOXY to Provide Office Space, Equipment; Conditions Binding HES
Personnel

HES will provide its technical personnel to MOXY on a full time or part time basis as needed by MOXY and mutually agreed by MOXY and HES. MOXY will provide HES's personnel with office space in MOXY's New Orleans office or in an office where work on Prospects, potential Prospects, or acreage associated therewith is being conducted. In addition, MOXY will provide the necessary office and other facilities, comparable to those provided to MOXY employees and other MOXY consultants, conducting similar types of work, in MOXY's New Orleans offices, in order to allow HES's personnel to work with, consult or advise on matters directly related to the Prospects and potential Prospects. The above described MOXY office space and facilities shall be provided at MOXY's expense. At MOXY's request, HES will remove and replace its personnel and will not remove or reassign key personnel assigned to the work contemplated hereunder without MOXY's approval, which will not be unreasonably withheld. Any HES personnel located in a MOXY designated office will be subject to the rules, guidelines, policies and procedures applicable to MOXY employees resident in MOXY's office. In addition, HES shall require all such HES personnel to comply with the confidentiality provisions of this Agreement (Section 8.1) and with the confidentiality provisions of all farmouts, subleases and other agreements to which MOXY is bound, and HES shall serve as guarantor of such personnel's compliance with these confidentiality obligations. With respect to the provision of services by HES personnel under this Article 4, the insurance and indemnity provisions of the mutually agreed Master Service Contract described in
Section 3.2 shall be applicable.

4.3	HES/MOXY Master Consulting Agreement

	The terms and conditions of the HES/MOXY Master Consulting Agreement, including but not limited to the compensation provisions thereof, shall govern the performance of such services.


ARTICLE 5
PARTICIPATION PROVISIONS

5.1	Eligible Properties

The oil and gas properties that are subject to this Agreement and which may qualify as Prospects hereunder, shall include any exploration properties or prospects in which MOXY holds, acquires, or obtains a right to acquire a working interest during the term of this Agreement (other than as provided in the final sentence of Section 1.2(x) (the "Eligible Properties").

5.2	Identification and Development of Prospects

During the Term hereof, MOXY will continue to evaluate Eligible Properties for their commercial potential as Prospects. In this connection, MOXY will, as it deems appropriate, develop and assess geological and geophysical data, conduct exploration activities, acquire oil and gas interests (or the right to do so), and drill Initial Test Wells.

5.3	Designation of Prospect, Election Point Notification

Subject to the provisions of Section 6.5 hereof, MOXY shall issue an Election Point Notification to HES whenever during the Term hereof MOXY proposes to develop a Prospect for the production of oil and/or gas.
MOXY's obligation to issue an Election Point Notification to HES shall also extend to any Prospect where an Initial Test Well encounters commercial hydrocarbons prior to the end of the Term and MOXY proposes to commence development of the Prospect within six months following the expiration of the Term. The Election Point Notification shall include:

(a)	Description of the Prospect. A description of the Prospect
(in accordance with Section 1.2(x)), together with a summary of the geological and geophysical data, well logs, production tests (if applicable) and other information which MOXY deems relevant.

(b)	Development Plan. A Development Plan that describes the required scope of the development activities and operations that MOXY anticipates to produce the Prospect hydrocarbons. The Development Plan may be amended or supplemented, at any time, by mutual agreement of the Parties. The Parties further acknowledge that the failure to agree on any amendment or supplement of the Development Plan that represents a material alteration thereof will not prevent MOXY from proposing or conducting further operations respecting a Prospect, pursuant to the applicable Operating Agreement, and HES's participation with respect thereto shall be governed by Section 5.6(b). If the Development Plan includes one or more exploration wells (and facilities related thereto), then MOXY shall segregate and reasonably allocate for each such exploration well on an incremental cost basis (including costs such as the cost of additional platform slots or larger facilities), the costs thereof included within such Development Plan.

(c)	Estimate of Initial Participation Payment.  A statement containing an estimate of the total amount of the costs and expenses that will constitute the Initial Participation Payment.

(d)	Statement of Interests that MOXY Program Participants Hold in the
Prospect. A Statement of Interests that (i) advises HES of the interests that MOXY Program Participants hold in the Prospect; and (ii) describes the HES Share, as it would apply to exploration costs, development costs, and revenues, both before Prospect Pay-Out and after Prospect Pay-Out.

Exhibit "C" contains a form of Election Point Notification. Prior to issuing the Election Point Notification with accompanying materials to HES on a Prospect, MOXY will make available to HES in MOXY's offices or other mutually agreed location(s) all data and information in MOXY's possession and control relating to the Prospect in order to assist HES in making an informed decision regarding participation in such Prospect. Notwithstanding the foregoing, HES acknowledges that MOXY has no obligation to make available data or information that does not exist, is unavailable or as to which MOXY is prohibited from disclosing to HES, and that MOXY makes no representations or warranties relating to any geologic maps or other materials reflecting interpretations by the personnel of MOXY, its consultants or others. HES also acknowledges that MOXY shall not be obligated to generate or produce data, information or materials that it is not producing for its own purposes in connection with making its own decision regarding development of the Prospect. The types of materials that the Parties anticipate being made available, depending on the particular Prospect involved, are shown on Part II of Exhibit "C".

5.4	Exercise of Option, Issuance of Acceptance

HES shall have ten (10) days from receipt of an Election Point Notification (or thirty (30) days if the total cost to HES for participation in the Development Plan (including the Initial Participation Payment) is more than $20,000,000) to advise MOXY, in writing:

(a) 	that it will participate in the Prospect (the "Acceptance"), in which event it will have the rights and obligations set forth below in this Agreement as to the Prospect, including but not limited to, those described in Sections 5.5 through 5.7; or

(b) 	that it will not participate in the Prospect, in which event HES will have no rights or obligations as to such Prospect except that the provisions of Article 5.8 will be applicable. Failure of HES to make an election within the time period identified above shall constitute an election not to participate.

Notwithstanding anything to the contrary contained in this Agreement, in the event the Development Plan for a Prospect includes one or more exploration wells (and facilities related thereto), HES may, at the same time that it makes its primary election for the Prospect, elect to not participate in the costs associated with one or more of such exploration well(s) (including the facility costs allocated thereto). In the event of such an election not to participate in one or more exploration well(s), HES will have no rights or obligations with respect to such well(s) and facilities and the production attributable thereto, with the Prospect in which HES participates being defined by the proviso in Section 1.2(x).

5.5	HES Share of Prospect Costs and Revenues

Provided that HES has elected to participate in a Prospect in accordance with the provisions of Article 5.4(a) above, HES shall pay the HES Share of costs and expenses and shall receive the HES Share of revenues, as follows:

5.5.1	The Initial Participation Payment

(a) 	HES shall pay MOXY for the HES Share of the costs and expenses for lease acquisition, exploration, development and operating costs incurred during all periods prior to the Election Point, regardless of whether MOXY has received all invoices, which costs and expenses shall include but are not limited to all payments or reimbursements made for: (i) the acquisition of rights and interests in, and facilities and platforms associated with, the Prospect (including all costs, expenses and financial obligations, including without limitation, such items as lease bonuses or purchase costs and rentals, bonds, and pre-paid reclamation costs but excluding such items as debt service and related costs), (ii) the acquisition, licensing and/or processing of geological, geophysical and other data and analyses obtained by MOXY for its evaluation of the Prospect (including the actual retainers for MOXY's technical consultants including but not limited to CLK Company, L.L.C.); (iii) the conduct of surveys, site preparation and permitting;
(iv) the securing of access or surface or facilities use rights and/or platform space; and (v) the drilling, logging, coring and testing, as applicable, of the well(s) constituting the Initial Test Well including temporary abandonment or completion costs. All prior exploration expenditures, lease and land acquisition costs, seismic data costs and other similar items relating to the lease(s) on which the Prospect is located shall be charged to the Prospect unless MOXY has a prior or concurrent development of proven reserves on a portion of the lease(s) that is not part of the Prospect, in which event an appropriate allocation of costs shall be made. With respect to the package of properties acquired by MOXY from Shell Offshore Inc. in December 1999, MOXY shall, following consultation with HES, make a reasonable and equitable allocation of the costs of such acquisition to the properties covered thereby in accordance with generally accepted accounting principles.

With respect to the amount of the reimbursements to which MOXY is entitled in accordance with the foregoing provisions of this Section 5.5.1(a), to the extent that HES is obligated to obtain a data use license for the activities contemplated under this Agreement related to a Prospect with respect to the same geophysical or seismic data as to which MOXY already holds a license, and HES pays licensing fees in order to obtain the required license, HES will receive a credit for the amount of such data license fees up to but not exceeding the amount of the reimbursement to which MOXY would otherwise be entitled for data license costs on the Prospect in question for the same geophysical or seismic data.

MOXY shall issue an invoice(s) to HES following its Acceptance under
Section 5.4 for the costs and expenses described above and constituting the Initial Participation Payment. Within ten (10) days following HES's receipt of any such invoice, HES shall pay to MOXY or to the Collateral Account for the benefit of MOXY as provided in Section 6.2(a)(ii), whichever is appropriate, the amount of such invoice by wire transfer of immediately available funds. In order to facilitate the calculation provided for in
Section 6.2(a)(ii), each MOXY invoice shall list separately: (i) the development costs, and (ii) all other costs. The amounts invoiced by MOXY under this paragraph shall be subject to adjustment to take into account deferred billings by suppliers and service providers and other appropriate adjustments following the issuance of the original invoice.

(b) 	The HES Share of these costs and expenses shall be equal to 20% of the aggregate costs and expenses of all MOXY Program Participants, but without reduction for the benefit of any disproportionate cost sharing by Laid Off Interest Participants.

(c) 	HES shall have the right to audit the above described costs and expenses in accordance with the provisions of the applicable COPAS accounting procedure.

	5.5.2	Development and Operating Costs

(a)  	Before Prospect Pay-Out, the HES Share shall be equal to 20% of the aggregate costs and expenses incurred on behalf of all MOXY Program Participants associated with the Prospect during all periods following the Election Point, excluding costs and expenses allocable to (i) any parties holding interests in the Prospect who are not MOXY Program Participants and (ii) the working interest of a farm-out party who elects to participate in the development of the Prospect. However, in any case, HES shall bear only 6% of the Plugging and Abandonment costs relating to a Prospect that are incurred on behalf of all MOXY Program Participants; except that where such Plugging and Abandonment costs are incurred prior to Prospect Pay-Out, HES shall bear 20% of the Plugging and Abandonment costs relating to any well on the Prospect that are incurred on behalf of all MOXY Program Participants and 6% of all other Plugging and Abandonment costs that are incurred on behalf of all MOXY Program Participants.

(b)  	After Prospect Pay-Out, the HES Share of the costs and expenses shall be reduced from 20% to 6% of any costs and expenses that are incurred on behalf of all MOXY Program Participants.

5.5.3	Revenues

(a) 	Before Prospect Pay-Out, the HES Share of revenue shall be equal to 20% of the revenue attributable to the working interests of all MOXY Program Participants in the Prospect (subject to the royalties, overriding royalties, net profits, and other burdens and conditions applicable to such interests, including, but not limited to, the overriding royalty payable to MOXY's technical consultant, CLK Company, L.L.C.). However, the HES Share of revenue before Prospect Pay-Out shall not be based on the revenue allocable to (i) any parties holding interests in the Prospect who are not MOXY Program Participants; (ii) any farm-out party who elects to participate in the development of the Prospect; and (iii) a farm-out party having a working interest in the Prospect, after payout is achieved under such farm-out (subject to any applicable burdens and conditions).

(b) 	After Prospect Pay-Out, the HES Share of revenue shall be 6% of the revenue attributable to the working interests of all MOXY Program Participants in the Prospect (subject to such royalties, overriding royalties, net profits, and other burdens and conditions applicable to such interests). However, the HES Share of revenue after Prospect Pay-Out shall not be based on the revenue allocable to (i) any parties holding interests in the Prospect who are not MOXY Program Participants;
(ii) any farm-out party who elects to participate in the development of the Prospect; and (iii) a farm-out party having a working interest in the Prospect, after payout is achieved under such farm-out (subject to any applicable burdens and conditions). As used in this Section 5.5.3, the words "burdens and conditions" shall be those burdens and conditions affecting MOXY's ownership interest in the Prospect.

5.5.4	Reinstatement of Prospect Pay-Out

The Parties acknowledge the possibility of a situation where Prospect Pay-Out occurs prior to the completion of a significant portion of the development activities contemplated in the Development Plan for a Prospect. In the event this situation occurs and MOXY has previously advised HES of the possibility of such occurrence in the Development Plan, the pre-Prospect Pay-Out status and interests of the Parties shall be reinstated and the further costs will be assessed against Prospect Pay-Out, and the subsequent revenues (including the revenues from both the original development, as well as the new development) will be combined for Prospect Pay-Out purposes.

5.5.5	Plugging and Abandonment Costs For Certain Properties

In the event that HES elects to participate in a Prospect on Eugene Island Block 193, Eugene Island Block 208, or Eugene Island Block 215 (the "Blocks"), HES shall bear 20% of the aggregate costs and expenses of all MOXY Program Participants (but without reduction for the benefit of any disproportionate cost sharing by Laid Off Interest Participants) of the Plugging and Abandonment costs that MOXY has obligated itself to incur in connection with the acquisition from Texaco of rights in these Blocks, it being understood and agreed that, as to these Blocks: i) the HES Share of any Plugging and Abandonment costs is in the nature of the acquisition costs described in Section 5.5.1(a)(i), and ii) MOXY shall charge HES for these Plugging and Abandonment costs (based upon MOXY's book value of the Plugging and Abandonment liability in accordance with generally accepted accounting principles at the time of the HES election) as part of the amounts included in the invoice(s) for the Initial Participation Payment. HES shall be relieved of all further responsibility for Plugging and Abandonment costs associated with any such wells, platforms or other facilities upon its payment of its share thereof through its Initial Participation Payment. The Parties will apply the same formula with respect to the Plugging and Abandonment costs of any wells, platforms or other facilities existing at the time of acquisition on Prospects where all or a substantial part of the consideration for acquisition is MOXY's agreement to assume Plugging and Abandonment costs associated with such wells, platforms or other facilities.

5.6	Form of Operating Agreement, Elections by Parties

(a) 	The Operating Agreement, attached hereto as Exhibit "E", as
appropriately modified to conform to the requirements of each Prospect, shall apply to the development of those Prospects in which HES has elected to participate. However, for those Prospects where another form of operating agreement is otherwise applicable (an "Alternative Operating Agreement"), then the terms of such Alternative Operating Agreement shall apply as between MOXY and HES, and HES shall have the right to exercise elections thereunder, except as otherwise provided in this Agreement. The Parties acknowledge that HES will never be a direct party to any Alternative Operating Agreement and that, in the case of a Prospect where an Alternative Operating Agreement applies, HES's rights and obligations will be defined by this Agreement and the Alternative Operating Agreement. Moreover, as between MOXY and HES, to the extent that the terms of this Agreement conflict with the terms of the Operating Agreement or an Alternative Operating Agreement, the terms of this Agreement shall control.

(b)  	HES commits to participate in any and all operations that relate to the implementation of the Development Plan (as originally proposed or as revised by the Parties) for the Prospects in which HES has elected to participate, except (i) where a proposed operation represents a material alteration in the scope of the Development Plan (as originally proposed or as revised by the Parties) or (ii) where the expenditures on any operation that are approved by an AFE exceed the original AFE amount by 100% or more. For clarification, the drilling of any well, the setting of any facilities, the re-working or re-completion of any well, or similar significant expenditures which are proposed to be carried out prior to Prospect Pay-Out and were not included in the Development Plan (as originally proposed or as revised by the Parties) shall be deemed to be a material alteration to the scope of the Development Plan. In those cases, HES shall be entitled to non-consent the additional expenditures for such operation. Where HES determines to non-consent pursuant to (i) or (ii) above, it automatically forfeits and shall be deemed to have assigned to MOXY, without compensation, its interest in such operation (though not in the Prospect). Where HES's decision to non-consent is based on the option provided in sub-part (ii) above, then the amount that HES expended on the operation, before it made the non-consent election, shall not constitute a part of the total expenditures for purposes of calculating Prospect Pay-Out. Notwithstanding the above, HES shall be obligated to participate in those operations for which a non-consent election is not applicable under the applicable Operating Agreement or Alternative Operating Agreement, including, but not limited to, Plugging and Abandonment operations.

In the event that (i) an Alternative Operating Agreement applies, and
(ii) MOXY advises HES that it plans to decline to participate in an operation thereunder, then MOXY shall offer HES the opportunity to participate in such operation in accordance with the terms of the Alternative Operating Agreement by bearing and paying the share of costs of such operation attributable to the interests of both HES and MOXY (excluding the interests of any MOXY Program Participants who may be separately participating in such operation). Should HES elect to participate on this basis before Prospect Pay-Out, then MOXY shall, on HES's behalf, elect to participate in such operation under the Alternative Operating Agreement, and MOXY shall automatically forfeit and shall be deemed to have assigned to HES, without compensation, its interest in such operation only. The costs of such operation incurred by HES and the revenues therefrom shall not be credited toward Prospect Pay-Out for that Prospect. Should HES elect to participate on this basis after Prospect Pay-Out, then MOXY shall, on HES's behalf, elect to participate in such operation under the Alternative Operating Agreement, and the applicable non-consent penalty shall apply with respect to that operation as between MOXY and HES.

For purposes of this Section 5.6(b), the term "operations" means any activity (including any purchase) that is customarily subject to approval under an Authority for Expenditure under the applicable Operating Agreement.

(c)  	Except as otherwise expressly provided in this Agreement, the rights and obligations of HES under this Agreement as well as the above provisions regarding the conditions associated with the ownership of oil and gas interests shall be subject to the provisions of all agreements entered into between MOXY and third parties governing such interests. The foregoing language of this paragraph (c) is not intended to allow MOXY to take actions which benefit MOXY while adversely affecting the interests of HES.

5.7	 HES's Interest Not Reduced

	After commencement of drilling of any Initial Test Well, MOXY shall not reduce the ********* (as described in Section 5.9) in the Prospect to which HES would be entitled at the time of an Election
Point Notification without HES's prior written approval, unless required to do so by agreements existing at the time of such commencement; provided, however, if that Initial Test Well does not establish oil or gas reserves sufficient for commercial development (using MOXY's generally applicable parameters for commercial development), then the above described protection of HES's Share will no longer be applicable; and provided further that HES's Share shall not be reduced for the interest of a Laid Off Interest Participant whose status is determined under Section 1.2(o)(ii).

5.8	HES's Obligations Regarding Prospects in Which it Has Declined to
Participate

For all Prospects in which HES declines to participate, HES will: (i) continue to maintain the confidentiality of all data and information provided or to which it has had access, as set forth in Section 8.1, and
(ii) not acquire any interests in such Prospect without offering such interest to MOXY at HES's actual cost, for a period of three years following the termination of this Agreement. However, subpart (ii) above shall not apply with respect to any such Prospect for which (x) HES has declined to participate and (y) HES wishes to undertake an "integrated solutions" project which would enable HES to acquire an interest in such Prospect; provided that HES obtains MOXY's written concurrence that such arrangement will not cause MOXY to violate the terms of any agreements that are binding on MOXY, which concurrence shall not be unreasonably withheld by MOXY.

5.9	Nature of HES's Interest

	HES shall hold a ********* with respect to those portions of any lease(s) included in a Prospect in which HES elects to participate and makes the Initial Participation Payment. Notwithstanding the fact that HES may not hold legal title to its interest in said lease(s), HES will acquire *********. In addition, HES shall look only to the mineral proceeds and income from its ******** for the return of its investment. This ********* is intended to be an economic interest, as defined in U.S. Treasury Regulation Section 1.611-1(b).

Notwithstanding HES's ********* pursuant to the terms of the applicable operating agreement, HES designates MOXY as its marketing agent for the time being. Pursuant to this agency, MOXY shall have full authority to administer each such interest for the benefit of HES, including, but not limited to, the authority to (i) market and sell the oil, gas, and other hydrocarbons attributable to such interest in accordance with sound oil and gas marketing practices and consistent with the standards upon which it markets and sells its own production of like quantity and quality and under similar circumstances; (ii) hold in trust for, and remit to HES any proceeds it receives attributable to the sale of such hydrocarbons in the month following the month that MOXY receives the proceeds; and (iii) provide access to HES to review all contracts, agreements or other documents executed under the authority granted in this Agreement and to audit such activities at such time as requested by HES. MOXY will obtain HES's consent prior to entering into any sales contract that has a term exceeding one year.

	In connection with HES's ********* as set forth above, and to better assure HES that its ********* will be protected from MOXY's creditors, MOXY agrees that such ********* shall be secured by a first priority lien on such ********* in favor of HES. Such lien shall be evidenced by a Deed of Trust or Mortgage in the forms attached hereto as Exhibit "F-1" and Exhibit
"F-2", as appropriate, with a Financing Statement in the form attached hereto as Exhibit "G-1" or Exhibit "G-2", as appropriate. Said
Deed of Trust/Mortgage and Financing Statement shall be executed by MOXY and delivered to HES simultaneous with the receipt by MOXY of the Initial Participation Payment for the Prospect and may be recorded immediately thereafter by HES. The foregoing provisions of this paragraph shall be inapplicable to Prospects where MOXY ********* working interest to HES rather than HES holding a *********.

	Notwithstanding any of the foregoing, in the event a preferential right to purchase is determined to exist with respect to HES's interest hereunder in a Prospect and such preferential right is exercised on any Prospect in which HES has elected to participate, all revenues received by MOXY from the exercise of such preferential right to purchase shall be paid to HES, BUT ONLY TO THE EXTENT required to reimburse HES for the amount of the Initial Participation Payment made by HES and for other costs and expenses subsequently paid by HES under the Participation Agreement or applicable operating agreement for such Prospect and, in the event HES has decided to participate in the Prospect where MOXY has either provided insufficient information to HES regarding the applicable preferential right to purchase or where MOXY has provided HES with a misinterpretation of the applicable preferential right provision(s), MOXY shall also pay to HES interest on the above described reimbursable amounts calculated from the date such amounts were paid by HES through the date of reimbursement by MOXY at the published prime commercial lending rate of Chase Manhattan Bank for loans in New York in effect from time to time (such rate to be adjusted simultaneously with each change in such prime commercial lending rate) and calculated on the basis of a 365-day year; and MOXY shall have no other obligation or liability to HES with respect to any such Prospect or as a result of the exercise of such preferential right to purchase.

5.10	Drainage

Should MOXY participate in a well or wells outside the Prospect area
(such well or wells being referred to as "Drainage Well(s)") which Drainage Well(s) are completed in a zone or zones that are producing or are behind pipe in a Prospect well and in which HES owns rights hereunder, then MOXY and HES shall, in good faith, agree on measures which protect HES's interest in the reserves which would have been produced from the Prospect well in the absence of the Drainage Well(s) (for instance, the formation of a unit that includes both wells with participation based on the individual well reserves).


ARTICLE 6
GUARANTY PROVISIONS

6.1	Halliburton Guaranty of Tranche B Indebtedness

(a)	Commitment. Halliburton is guaranteeing on a senior basis
(the "Guaranty"), MOXY's obligations, including principal, interest and fees thereof, under Annex I (the "Tranche B Credit Facility") of the
Amended and Restated Credit Agreement dated as of the date of this Agreement among MOXY, Chase Bank of Texas, National Association
(together with successor agents, the "Agent") and the Lenders (the "Lenders") signatory thereto (the "Credit Agreement"). The principal balance of the Tranche B Credit Facility shall not exceed an outstanding balance of the lesser of $50,000,000 or the amount determined in accordance with Section 6.2. The Tranche B Indebtedness will be subordinated to MOXY's Senior Debt (initially the Tranche A Indebtedness) on the basis set forth in the Tranche B Credit Facility. Halliburton agrees that it will not amend, modify or consent to any waiver of the Guaranty without the prior written consent of MOXY, if such amendment, modification or waiver would reduce the amount available to MOXY under the Tranche
B Credit Facility.

(b)	Guaranty Fee.  While the Guaranty is in effect, MOXY shall pay to
Halliburton, within fifteen days of the end of each calendar quarter, a guaranty fee equal to the product of (a) the sum of (i) one percent
(1%) per annum on the average outstanding balance of the Tranche B Indebtedness during such quarter plus (ii) one half percent (1/2%) per annum on the average available but unused portion of the Aggregate Tranche B Commitments, during such quarter, and (b) a number, the numerator of which is the number of days in the quarter and the denominator of which is 360. MOXY will provide Halliburton with such information as is necessary to substantiate the calculation of the fee.

6.2	Amount Guaranteed

(a)	Aggregate Tranche B Commitments Reduction.  The Aggregate Tranche B
Commitments will be reduced in each of the following circumstances:

(i) 	If MOXY makes voluntary reductions to the Aggregate Tranche B
Commitments pursuant to Section 2.03(b) of the Tranche B Credit Facility.

(ii)	Each time HES pays to MOXY (or to the Collateral Account for the benefit of MOXY) an Initial Participation Payment in accordance with Article 5, MOXY shall reduce the Aggregate Tranche B Commitments by the amount of such Initial Participation Payment reduced by the amount attributable to development costs. MOXY hereby directs HES to make such payments to the Collateral Account described in Section 2.07(c) of the Tranche B Credit Facility.

(iii)	On the fourth Business Day following December 31, 2001, the
Aggregate Tranche B Commitments shall be reduced to an amount equal to the Aggregate Maximum Tranche B Credit Amounts on such date.

(iv)	Notwithstanding anything herein to the contrary, the Aggregate
Tranche B Commitments shall be reduced by MOXY to zero on December 31, 2003.

	(b)	Aggregate Maximum Tranche B Credit Amount Adjustment.  The
Aggregate Maximum Tranche B Credit Amount will be adjusted within four (4) Business Days after each Shortfall Measurement Date to an amount equal to $50,000,000 minus the Shortfall, if any, on the date of such calculation minus the amount by which the Aggregate Tranche B Commitments have been reduced as of such date by (i) MOXY's voluntary reduction or termination of Aggregate Tranche B Commitments under Section 2.03(b) of the
Tranche B Credit Facility, and (ii) amounts HES has paid to MOXY under
Section 2.03(c) of the Tranche B Credit Facility.

(c)	Mandatory Repayments of the Tranche B Indebtedness.  In the event the aggregate principal amount outstanding under the Tranche B Indebtedness ever exceeds either the Aggregate Maximum Tranche B Credit Amount or the Aggregate Tranche B Commitments, MOXY agrees to promptly pay to the Lenders of the Tranche B Indebtedness any amounts required such that the aggregate principal amount outstanding under the Tranche B Indebtedness does not exceed either the Aggregate Maximum Tranche B Credit Amount as adjusted pursuant to Subsection (b) above or the Aggregate
Tranche B Commitments as reduced pursuant to Subsection (a) above.

6.3	Reimbursement Obligations

	Upon the terms and subject to the conditions set forth in that certain Indemnity Agreement by and between MOXY and Halliburton of even date herewith, MOXY agrees to pay Halliburton an amount equal to any amount paid by Halliburton pursuant to the Guaranty plus costs and interest on such amounts as specified in the Tranche B Credit Facility.

6.4	Information to be Provided by MOXY to Halliburton

Until the Tranche B Credit Facility is terminated, MOXY, at its expense, shall provide to Halliburton: (a) copies of all material, correspondence and documentation that MOXY provides to the agent or the lenders pursuant to any Senior Debt and the Tranche B Credit Facility,
(b) all correspondence and documentation received by MOXY from the agent or lenders pursuant to any Senior Debt and the Tranche B Credit
Facility, (c) a written report which sets forth the principal balance outstanding and the letter of credit exposure under both any Senior Debt and the Tranche B Credit Facility as of each calendar month, including the borrowings and repayments during such month, and (d) notice of any borrowings under any Conventional Senior Debt that results in amendment of the Tranche B Credit Facility Articles VIII and IX covenants and any modification of Conventional Senior Debt covenants incorporated into the Tranche B Credit Facility and copies of all such covenants and amendments. The documents required by (a) and (b) will be mailed within three business days of dispatch or receipt of the original correspondence, as applicable. The report required by (c) will be delivered on the third business day of the month succeeding the month for which the report is prepared. The notice and copies required by (d) will be delivered within three business days of the applicability of the Conventional Senior Debt covenants to the Tranche B Credit Facility or the amendment of such covenants.

6.5	When Guaranty Amount Reduces to Zero; Election Rights Terminate

	Notwithstanding anything in this Agreement to the contrary, MOXY's obligation to offer to HES and HES's right to make Elections shall terminate on the earlier of: (i) the expiration of the Term
(as extended for purposes only of MOXY's obligations to issue Election Point Notifications on certain Prospects, where applicable, by the six month extension period described in the introductory paragraph of
Section 5.3 and, in connection therewith, for purposes of HES's participation rights arising out of any such Election Point Notifications), or (ii) the date following the date on which the maximum Guaranty amount reduces to zero by operation of Section 6.2, if applicable.

6.6	Halliburton Acknowledgement

	Halliburton expressly acknowledges that it has reviewed the Tranche B Security Documents and the Tranche B Credit Facility, including, without limitation, Sections 12.04, 12.19 and Sections 3.03 through 3.18 thereof, that it agrees to all such provisions and that it authorizes and consents to the waivers and releases provided in Sections 3.12 and 12.04(b)(i) of the Tranche B Credit Facility by the Agent and the Lenders without the need for any further consent, approval or other action on the part of Halliburton.

6.7	Legal Opinion

	As a condition precedent to the execution and delivery by Halliburton of the Guaranty, MOXY will cause Jones, Walker, Waechter, Poitevent,
Carrere & Denegre, L.L.P. to deliver to Halliburton a legal opinion addressed to Halliburton in the form delivered to the Agent and the Lenders pursuant to the Credit Facility.

6.8	Certificates to be Delivered to Agent

	MOXY covenants and agrees to deliver to the Agent under the Tranche B Credit Facility in a timely manner all certificates required by Section 2.03(c) and (d) of the Tranche B Credit Facility.

6.9	Representations and Warranties.

MOXY represents and warrants that on the date hereof, (x) there are no wells being drilled, deepened, plugged back or reworked, and no other operations are being conducted with respect to Brazos A-19 for which consent is required under the applicable operating agreement (or for which operations other than normal operations of existing wells on Brazos A-19 are being conducted); and (y) there are no proposals currently outstanding (whether made by MOXY or any other party) to drill, deepen, plug back or rework wells, or to conduct any such other operations, or to abandon any wells on Brazos A-19
(nor are there any such proposals that have been approved either by MOXY or any other party, with respect to which the operations covered thereby have not been commenced).

6.10	Covenant With Respect to Brazos A-19.

From the date hereof until the earlier of: (a) the payment in full of the Tranche B Indebtedness and the termination of all Tranche B Commitments, or (b) the release or subordination of the Liens on Brazos A-19 securing the Tranche B Indebtedness in accordance with the final two sentences of Section 12.19 of the Credit Agreement, MOXY will not, without prior written consent of HES, initiate any proposal to abandon any well producing from Brazos A-19
(or any property unitized therewith) so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations in such well that would be commercially feasible to conduct based upon MOXY's reasonable judgment which in turn shall be based upon an economic evaluation of Brazos A-19 and the particular operation being considered) of producing oil, gas or other hydrocarbons or other minerals in commercial quantities (as determined in consultation with HES). In any case, the above described covenant of MOXY is not applicable to the permanent abandonment of the Brazos Block A-19 JC No. 1 Well.

6.11	Covenant Relating to Brazos A-19 Non-Consent Options.

(a)	From the date hereof until the earlier of: (a) the payment in full of the Tranche B Indebtedness and the termination of all Tranche B Commitments, or (b) the release or subordination of the Liens on Brazos A-19 securing the Tranche B Indebtedness in accordance with the final two sentences of Section 12.19 of the Credit Agreement, for any operation relating to the drilling or completion of a well on Brazos A-19 (or any property unitized therewith) for which MOXY has determined to non-consent pursuant to the applicable operating or other agreement governing Brazos A-19 (the "Option"), MOXY shall, no later than ten (10) days (or no later than 24 hours in the event a rig is on location) prior to the expiration of the Option, notify HES of MOXY's intent not to exercise the Option (such declaration of intent not to exercise the option being hereinafter referred to as a "Notice of Non-Consent"). Upon receipt of a Notice of Non-Consent, HES shall have the right to elect to participate in the operation to the extent of MOXY's interest therein (an "Election to Consent"), subject to HES's obligation to fund the operation to the full extent of MOXY's funding requirements under the applicable operating agreement. HES may exercise an Election to Consent by providing notice of its Election to Consent to MOXY not later than 2 business days
(i.e. excluding Saturdays, Sundays and Federal holidays) (or no later than 12 hours in the event a rig is on location) prior to the expiration of the Option. If HES fails to provide notice to MOXY of its Election to Consent prior to the applicable deadline above, HES shall be deemed to have elected not to exercise the Election to Consent for that drilling or completion operation. Upon timely receipt of HES's notice of Election to Consent, MOXY shall promptly exercise its Option with regard to the applicable drilling or completion operation for the benefit of HES as set forth below.

	(b)	Subject to any operating agreements governing Brazos A-19,
in the event HES exercises an Election to Consent, HES will at all times be responsible (i) for all obligations to make payments to the Operator for all funds required to be paid with respect to MOXY's interest in the drilling or completion operation in which HES has elected to participate, including, without limitation, any continuing costs, such as workover costs and reclamation costs (collectively, the "Operations"), and (ii) to fully indemnify and hold harmless MOXY for any and all liabilities in connection with or arising out of the Operations or MOXY's interest therein, whether such liabilities arise in contract, quasi contract, tort or otherwise. Provided that if HES complies with these obligations, HES shall be entitled to receive an amount of revenue applicable to MOXY's interest in the Operations associated with the Election to Consent that is equal to the amount that a consenting party would be entitled to receive with respect to a non-consenting party's interest under the applicable non-consent provisions of the applicable operating agreement.


ARTICLE 7
MEDIA RELEASES

Except as required by the rules of a stock exchange upon which a Party's or its Affiliate's shares are listed or by applicable law, neither Party shall publish or release any information of any kind concerning or relating to this Agreement, unless such materials have first been reviewed and approved by the other Party, which approval will not be unreasonably withheld.


ARTICLE 8
CONFIDENTIALITY

8.1	Confidentiality Obligations

HES acknowledges that MOXY may be restricted in its ability to grant HES access to certain data and information under the provisions of certain agreements to which MOXY is a party, including, without limitation, the Texaco Exploration Agreement and any applicable speculative data licensing agreements; provided, however, MOXY shall make reasonable efforts to allow HES to have access to such information. Where MOXY obtains permission for HES to have access to data and information under agreements that MOXY has entered into with third parties, HES shall comply with the confidentiality and non-use requirements of such third party agreements. HES agrees that until December 31, 2006, or until such later date as may be required by third party agreements to which MOXY is bound, HES will (and will cause its Affiliates to) take all reasonable steps to keep secret and confidential and not disclose to any third party, geological or geophysical data, progress reports or other information which it may receive in connection with the activities and operations carried out under this Agreement; provided, however, that these restrictions shall not apply to information which
(i) is in, or has entered into, the public domain without breach of the provisions of this Article 8; (ii) is in the possession of HES as a result of prior receipt thereof from another party not a party to this Agreement) prior to the time of such receipt under this Agreement, (iii) may lawfully be obtained as a matter of right by HES from another source, or (iv) is required to be disclosed by law or the rules of any governmental agency or an applicable stock exchange, by HES or its Affiliates. Where such information is furnished, pursuant hereto, to HES or HES Affiliates, or to bona fide prospective purchasers, mortgagees, prospective mortgagees, lenders, prospective lenders or consultants of HES for evaluation purposes, any such person furnished information shall agree not to communicate such information to any other party or to use it for their own benefit in a manner adverse to the interests of the MOXY Program Participants or the working interest owners in the property(ies) involved. Notwithstanding the foregoing, the Parties recognize that from time to time information (such as logs) may be acquired by MOXY which must not be disclosed to anyone other than those persons who must have such information. HES shall require its employees and others obtaining information hereunder through HES, to be bound by the provisions of this paragraph in the same manner as it is bound hereunder and, in this connection, HES guarantees their compliance with the provisions hereof.

	MOXY acknowledges that HES and its Affiliates are involved in widespread oil field activities and that HES and its Affiliates receive information and data related to oil field drilling and completion tools, techniques, practices, processes and procedures ("Well Construction Technologies") from many different sources. Notwithstanding anything contained in this Section 8.1 to the contrary, unless specifically agreed in a separate writing HES and its Affiliates will not be precluded from utilizing any of the Well Construction Technologies and information related to such Well Construction Technologies (other than information which relates to the geology or hydrocarbon potential or other particular qualities of a specific property in which MOXY has rights) that are developed on wells hereunder in the rendering of materials, equipment, tools, services or otherwise to any other customer.

8.2	Speculative Seismic Data

	HES will not have access to speculative seismic data which has been acquired by MOXY under any licensing agreement which prohibits such access. If HES requires such access, it shall obtain a waiver of the prohibition or acquire an appropriate license at its cost.


ARTICLE 9
GOVERNING LAW

	The terms and conditions of this Agreement shall be governed and interpreted under the LAWS OF THE STATE OF NEW YORK excluding, however, any provisions of New York law which might direct or refer such determination to the laws of any other jurisdiction.


ARTICLE 10
FORCE MAJEURE

Should MOXY or HES be prevented from complying with any obligations of this Agreement (other than the obligation to make monetary payments as and when due) by reason of "force majeure", as hereinafter defined, the obligations so affected shall automatically be extended so long as the cause or causes for such delays or interruptions continue and for an additional sixty (60) days following the cessation of such delay or interruption. "Force majeure" is herein defined as an act of God, adverse weather conditions, inability to obtain materials in the open market or transportation thereof, war, strikes, lockouts, riots, insurrections or any other conditions or circumstances not wholly within the control of MOXY or HES (other than financial) or any federal, state or municipal law, order, permit, rule or regulation. Neither Party shall be liable to the other in damages for failure to perform as required hereunder or to comply with any covenant, agreement or requirement hereof during the time either is relieved from its obligations hereunder, provided that the affected Party has given written notice to the other Party within thirty (30) days after the occurrence of the cause relied upon to suspend the obligations of the affected Party. Provided further that no Party shall be required to settle a labor dispute against its will. The provisions of this
Article 10 are not applicable to the Guaranty and the Tranche B Credit Facility repayment obligations of the Parties and Halliburton hereunder.


ARTICLE 11
DISPUTE RESOLUTION

	Notwithstanding anything contained heretofore in this Agreement to the contrary, the Parties specifically acknowledge and agree that any claim, controversy or dispute arising out of, relating to, or in connection with this Agreement, including the interpretation, validity, termination or breach thereof, shall be resolved solely in accordance with the Dispute Resolution Procedure set forth
Exhibit "H".


ARTICLE 12
TERMINATION

12.1	Termination

Unless terminated pursuant to another provision in this Agreement, this Agreement shall remain in effect from March 24, 2000, through December 31, 2003, at which time it shall automatically terminate without any other action by any Party hereto. Notwithstanding the termination of this Agreement, each Party shall continue to be obligated to fulfill its existing commitments, obligations, liabilities and undertakings theretofore incurred hereunder or incurred under the terms of those agreements. Unless the Parties agree otherwise, MOXY's obligation to use HES Services, as stipulated in Article 3, and MOXY's integration of HES personnel, as stipulated in Article 4, shall terminate in connection with the termination of this Agreement, even with respect to Prospects for which HES has made an election prior to the termination hereof.

12.2	Loss of Rights to Eligible Properties

	Although MOXY will use its good faith efforts to monitor ongoing activities on the Eligible Properties, MOXY shall not be liable to HES for the loss of rights to any of the Eligible
Properties during the term of this Agreement.


ARTICLE 13
INDEMNITY

	As respects MOXY's obligations to HES as to operations and activities under this Agreement, the indemnity provisions provided below will be applicable. However, such indemnity provisions will not be applicable to the Services provided by HES and its Affiliates under Articles 3 and 4, it being understood that the indemnities that shall be applicable with respect to the Services provided by the personnel of HES and its Affiliates under Articles 3 and 4 shall be as set forth in the applicable Master Service Contract, the Master Consulting Agreement, or any other applicable agreement.

(a)	As between MOXY and HES, the personnel and property
of HES and its subcontractors shall be the sole responsibility of HES, except to the extent of personal injury, death or property damage that is caused by any act or omission of MOXY constituting gross negligence or willful misconduct.
HES shall, and does hereby agree to, defend, indemnify and hold harmless MOXY from and against all losses, including third party claims, suffered or incurred as a result of:
(a) injury to or death of any personnel of HES or its subcontractors; or (b) any loss or damage to the property of HES or its subcontractors, except to the extent that any such losses result from any act or omission of MOXY constituting gross negligence or willful misconduct.

(b)	As between HES and MOXY, the personnel and
property of MOXY and its subcontractors shall be the sole responsibility of MOXY, except to the extent of personal injury, death or property damage that is caused by any act or omission of HES constituting gross negligence or willful misconduct. MOXY shall, and does hereby agree to, defend, indemnify and hold harmless HES from and against all losses, including third party claims, suffered or incurred as a result of: (a) injury to or death of any personnel of MOXY or its subcontractors; or (b) any loss or damage to the property of MOXY or its subcontractors, except to the extent that any such losses result from any act or omission of HES constituting gross negligence or willful misconduct.


ARTICLE 14
NO WARRANTY

	THIS AGREEMENT IS MADE WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS, STATUTORY OR IMPLIED, AS TO TITLE, MERCHANTABILITY, CONDITION, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY PROPERTIES OR PROSPECTS COVERED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO THE WELL BORES, EQUIPMENT AND FACILITIES UTILIZED BY MOXY HEREUNDER, OR ANY OTHER SORT OF WARRANTY AND IS WITHOUT RECOURSE AGAINST MOXY WHATSOEVER WITH RESPECT TO SUCH PROPERTIES AND PROSPECTS, EVEN AS TO THE
RETURN OF CONSIDERATION. MOXY MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING HES'S RIGHT OF INGRESS TO AND EGRESS
FROM THE PROPERTIES AND PROSPECTS COVERED HEREUNDER,
ACROSS, ADJACENT, OR ADJOINING LANDS.

MOXY SPECIFICALLY DISCLAIMS, AND HES EXPRESSLY WAIVES ANY IMPLIED WARRANTY OF TITLE WITH RESPECT TO THE PROPERTIES AND PROSPECTS COVERED HEREUNDER. HES ACKNOWLEDGES THAT THIS
WAIVER HAS BEEN SPECIFICALLY BROUGHT TO ITS ATTENTION AND
THAT IT HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER. THE PARTIES AGREE THAT FOR THE PURPOSES OF THIS WAIVER OF THE IMPLIED WARRANTY OF TITLE, MOXY AND ITS AFFILIATES SHALL BE CONSIDERED AS THE SELLER HEREUNDER AND HES EXPRESSLY WAIVES
ALL RIGHTS OF SUBROGATION IN WARRANTY OF THE SELLER AGAINST OTHER PERSONS GRANTED TO A BUYER BY APPLICABLE STATE LAW.

	HES ACKNOWLEDGES THAT (i) IT IS A SOPHISTICATED INVESTOR IN THE OIL AND GAS BUSINESS; (ii) IT UNDERSTANDS THE RISKS INVOLVED IN OIL AND GAS EXPLORATION AND DEVELOPMENT; AND
(iii) IT UNDERSTANDS THAT ITS PARTICIPATION IN THIS AGREEMENT IS A HIGHLY RISKY UNDERTAKING AND THAT HES MIGHT NOT RECOVER ANY OF ITS INVESTMENT MADE HEREUNDER.


ARTICLE 15
GENERAL PROVISIONS

15.1	Further Actions

From and after the execution hereof, each of the Parties hereto, without further consideration, shall use their best efforts to execute, deliver, submit, gain approvals of, and record (or cause to be executed, delivered, submitted, approved, and recorded) good and sufficient permits, designations, other regulatory documents, and instruments of conveyance and transfer (as applicable), and take such other action as may be reasonably required to carry out the purposes of this Agreement and to give effect to the covenants, stipulations and obligations of the Parties hereto.

15.2	Amendments

	This Agreement shall not be modified or amended except by mutual agreement of the Parties in writing. No action or failure to act on the part of either Party hereto shall be construed as a modification or amendment to, or a waiver of, any of the provisions of this Agreement.

15.3	Other Rights, Remedies Reserved

	No provision contained herein providing for the termination of this Agreement shall be construed as precluding, nor shall it preclude, either Party from asserting its respective rights to specific performance, damages, or any other rights or remedies to which it may be entitled.

15.4	Waiver

	Any provision of this Agreement may be waived by the Party or Parties entitled to the benefit of such provision with respect to any Prospect. Any such waiver shall constitute a waiver only with respect to the specific matter waived for the specific Prospect involved, and shall not constitute a waiver of the same or any other provision of this Agreement as to any other
Prospect.

15.5	Severability

	Every provision in this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

15.6	Entire Agreement

	This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to the subject matter hereof, including the Letter of Intent.

15.7	Further Assurances

Each Party agrees to execute and deliver all such additional documents, instruments and assurances and to perform such additional acts as may be necessary or appropriate to effectuate and perform all of the terms and conditions of this Agreement.

15.8	Surviving Obligation

	THE TERMINATION OF THIS AGREEMENT SHALL NOT RELIEVE ANY PARTY HERETO FROM ANY EXPENSE, LIABILITY OR OTHER OBLIGATION OR ANY
REMEDY THEREFOR WHICH HAS ACCRUED OR ATTACHED PRIOR TO THE DATE
OF SUCH TERMINATION INCLUDING, WITHOUT LIMITATION, THE INDEMNITY
OBLIGATIONS SET FORTH IN ARTICLE 13 AND THE CONFIDENTIALITY
OBLIGATIONS SET FORTH IN ARTICLE 8.

15.9	Conflict of Terms

In the event of any conflict between the main body of this Agreement and the attached Exhibits, the provisions of the main body of this Agreement shall control.

15.10	Notices

	All notices authorized or required between the parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, overnight express delivery, courier service, telegram or facsimile (with receipt confirmed), postage or charges prepaid, and addressed to such Parties at the addresses set forth below:

	Halliburton Energy Services, Inc.		McMoRan Oil & Gas LLC
and Halliburton Company			1615 Poydras, Suite 500 (70112)
Pan American Building, Suite 1500		P.O. Box 60004
601 Poydras Street				New Orleans, Louisiana 70160
	New Orleans, Louisiana  70130

Attention:  Mr. Joe F. Nations,       Attention:  Mr. Glenn A. Kleinert,
            Asset Manager                       	 Senior Vice President

Copy to:

Halliburton Energy Services, Inc.	          McMoRan Oil & Gas LLC
4100 Clinton Drive (77020-6299)           		1615 Poydras, Suite 500 (70112)
P.O. Box 3					                             P.O. Box 60004
Houston, Texas  77001-0003	               		New Orleans, Louisiana 70160

Attention:  Vice President, Treasur	       	Attention:  Treasurer

	Any originating notice and/or response thereto given under any provision hereof shall be deemed given only when received by the Party to whom such notice is directed, except that;
(1) any notice or response by certified U.S. mail, return receipt requested, properly addressed pursuant to this Section 15.10, and with all postage and charges prepaid, shall be deemed received on the date that the Party to whom it was directed has received it, and (2) any notice or response given by overnight express delivery or courier shall be deemed received upon actual receipt by the party to whom it was directed, or within 72 hours of delivery of such notice whichever is sooner.

15.11	Change of Addresses

	Each Party shall have the right to change its address at any time, and from time to time, by giving prior written notice thereof to the other Party in the manner set forth in 15.10.

15.12	Tax Consideration

	If HES determines that a tax partnership is necessary to properly reflect the intended tax treatment of each Party's share of the costs and revenues attributable to the Prospects, the Parties will enter into a Tax Partnership Agreement (covering all Prospects in which HES elects to participate) that allocates the costs and revenues in a manner that reflects each Party's contribution to such costs and share of such revenues.

15.13	Expenses.

Each Party hereto shall be responsible for the payment of all expenses incurred by it in entering into the Letter of Intent and this Agreement, including, without limitation, the fees and expenses of its counsel and its financial and other advisors.

15.14	No Assignment.

This Agreement and the rights of HES to participate in Prospects hereunder may not be assigned by any party hereto without the prior written consent of the other
Party hereto (which consent shall not be unreasonably withheld or delayed), except in connection with the sale of all or substantially all of the assets or stock of a Party.

15.15	Consequential Damages

	In no event shall either HES or MOXY be liable to each other for special, incidental, indirect, punitive or consequential damages.

15.16	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.


	IN WITNESS WHEREOF, this Agreement is executed by the duly authorized representatives of the parties as of the date first above written.

McMoRan Oil & Gas LLC              				Halliburton Energy Services, Inc.

By: _________________________________	By: ________________________________
Name:   James H. Lee                  Name:   Lester L. Coleman
Title:   Senior Vice President       	Title:   Vice President

Halliburton Company joins in the execution of this Agreement solely for the purpose of expressing its agreement to be bound by the provisions of Article 6 hereof.

Halliburton Company


By: _________________________________
	Name:   Lester L. Coleman
Title:   Executive Vice President and
                    General Counsel